UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VERADIGM INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4392754
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

222 Merchandise Mart Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☑

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities To Be Registered.

This Form 8-A/A amends the registration statement on Form 8-A filed by Veradigm Inc. (the “Company”) with the Securities and Exchange Commission on February 27, 2024 relating to the preferred stock purchase rights under the Stockholder Rights Agreement, dated as of February 26, 2024 (the “Rights Agreement”), by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (the “Rights Agent”). On May 10, 2024, the Company and the Rights Agent entered into that certain Amendment No. 1 to Stockholder Rights Agreement (the “Amendment”), which amended and restated clause (iv) of the definition of “Beneficial Owner” under the Rights Agreement.

The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Form 8-A filed on February 27, 2024, and the Amendment, which is filed as Exhibit 4.2 to the Company’s Form 8-K filed on May 13, 2024, each of which is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of the Series A Junior Participating Preferred Stock of the Company, dated February 26, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-A, filed on February 27, 2024)

4.1	Stockholder Rights Agreement, dated as of February 26, 2024, by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (which includes the Form of Rights Certificate as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A, filed on February 27, 2024)

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 10, 2024, by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, filed on May 13, 2024)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VERADIGM INC.

Date: May 13, 2024	By:	/s/ Eric Jacobson
		Name:	Eric Jacobson
		Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary